Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1996 Stock Option Plan of AviGenics, Inc. and the 2005 Stock Plan of Synageva BioPharma Corp. of our report dated March 14, 2011, with respect to the financial statements of Trimeris, Inc. and the effectiveness of internal control over financial reporting of Trimeris, Inc. included in Synageva BioPharma Corp’s (formerly known as Trimeris, Inc.) Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 8, 2011